Zumiez Inc. Reports June 2011 Sales Results

Net Sales Increased 16.8% to $43.5 Million; June 2011 Comparable Store Sales Increased 9.8%

EVERETT, WA -- (Marketwire - July 06, 2011) - Zumiez Inc. (NASDAQ: ZUMZ), a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the five-week period ended July 2, 2011 increased 16.8% to $43.5 million, compared to $37.2 million for the five-week period ended July 3, 2010. The Company's comparable store sales increased 9.8% for the five-week period, on top of a comparable store sales increase of 10.9% in the year ago period.

To hear the Zumiez prerecorded June sales message, please dial (585) 295-6795 or (866) 862-7693 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of July 2, 2011 we operated 415 stores in the United States and 3 stores in Canada, which are primarily located in shopping malls, and our web site address is www.zumiez.com.

Company Contact:
Brian Leith
Director of Finance &
Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1610

Investor Contact:
ICR
Brendon Frey
(203) 682-8200